Exhibit 99.1

UGI Corporation Elects Santiago Seage to Its Board of Directors
September 11, 2023

VALLEY FORGE, PA, September 11 – UGI Corporation (NYSE: UGI) announced today that Santiago Seage was elected a director of UGI Corporation, effective September 18, 2023. Mr. Seage is the Chief Executive Officer of Atlantica Sustainable Infrastructure plc (NASDAQ: AY), a sustainable infrastructure company that owns a diversified portfolio of renewable energy, storage, efficient natural gas, electric transmission and water assets in North and South America, and certain markets in Europe, Middle East, and Africa. Mr. Seage joined Atlantica Sustainable Infrastructure as Chief Executive Officer in 2013.

Frank S. Hermance, Chairman of UGI Corporation, said, “We are looking forward to welcoming Santiago to our Board of Directors. Santiago’s leadership experience as the CEO of a global clean energy company and his substantial expertise in the energy industry will be of tremendous value to UGI.”

Prior to joining Atlantica Sustainable Infrastructure, Mr. Seage served as Chief Executive Officer of Abengoa Solar (2006 to 2013) and was a partner with the consulting firm, McKinsey & Company (1997 to 2005).

About UGI Corporation
UGI Corporation (NYSE: UGI) is a distributor and marketer of energy products and services in the US and Europe. UGI offers safe, reliable, affordable, and sustainable energy solutions to customers through its subsidiaries, which provide natural gas transmission and distribution, electric generation and distribution, midstream services, propane distribution, renewable natural gas generation, distribution and marketing, and energy marketing services.

Comprehensive information about UGI Corporation is available on the Internet at https://www.ugicorp.com.

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